As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tennant Company

(Exact name of registrant as specified in its charter)

Minnesota	41-0572550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10400 Clean Street

Eden Prairie, Minnesota 55344

(Address of Principal Executive Offices, including zip code)

Non-Statutory Stock Option Agreement (Inducement Grant)

Restricted Stock Agreement (Inducement Grant)

Restricted Stock Unit Agreement (Performance Based Inducement Grant)

Restricted Stock Unit Agreement (Inducement Grant)

(Full title of the Plan)

Kristin A. Stokes

Senior Vice President, General Counsel and Corporate Secretary

Tennant Company

10400 Clean Street

Eden Prairie, Minnesota 55344

(Name and address of agent for service)

(763) 540-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.375 per share	29,058	$79.76	$2,317,666	$252.86

(1)	The number of shares of common stock, $0.375 par value per share (“Common Stock”), registered represents an aggregate of 29,058 shares of Common Stock, issuable upon (a) the vesting and exercise of 8,808 stock options granted to Fay West, the Registrant’s Senior Vice President, Chief Financial Officer, pursuant to a Non-Statutory Stock Option Agreement (Inducement Grant), (b) the vesting of 2,473 shares of restricted stock granted to Ms. West pursuant to a Restricted Stock Agreement (Inducement Grant), (c) the vesting of 4,946 performance-based restricted stock units granted to Ms. West pursuant to a Restricted Stock Unit Agreement (Performance Based Inducement Grant) and (d) the vesting of 12,831 restricted stock units granted to Ms. West pursuant to a Restricted Stock Unit Agreement (Inducement Grant) (collectively, the “Inducement Award Agreements”), each under New York Stock Exchange Rule 303A.08.

(2)	In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable under the Inducement Award Agreements by reason of any stock split, stock dividend or other similar transaction.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on May 3, 2021.

EXPLANATORY NOTE

As previously disclosed on a Form 8-K filed with the Securities and Exchange Commission (the "Commission") on April 1, 2021, Fay West was appointed Senior Vice President, Chief Financial Officer of Tennant Company (the “Company” or "Registrant"). In connection with Ms. West's appointment, this Registration Statement on Form S-8 (this "Registration Statement") is being filed for the purpose of registering an aggregate of 29,058 shares of the Registrant's Common Stock issuable pursuant to the Inducement Award Agreements, granted on May 7, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission (File No. 1-16191) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are, as of their respective dates, hereby incorporated by reference in this registration statement:

(a)            The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”), which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2021 Annual Meeting of Shareholders filed on March 17, 2021, incorporated by reference in the 2020 Annual Report;

(b)            The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021;

(c)            The Company’s Current Reports on Form 8-K filed on April 1, 2021, April 7, 2021 and May 3, 2021, and Form 8-K/A filed on April 29, 2021; and

(d)            The description of the Company’s common stock, par value $0.375 per share (the “Common Stock”), included in Exhibit 4.1 to the Company’s 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934 after the date of this registration statement and before the filing of a post-effective amendment that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing, nothing in this registration statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4. Description of Securities.

The Company’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

Faegre Drinker Biddle & Reath LLP has given an opinion on the validity of the shares of Common Stock being registered by this registration statement. Faegre Drinker Biddle & Reath LLP does not have an interest in the Company of the type specified in Item 509 of Regulation S-K.

Item 6. Indemnification of Directors and Officers.

Article VI of the Company’s Amended and Restated By-Laws provides that the Company shall indemnify its directors and officers to the full extent required by Minnesota Statutes, Section 302A.521, or by other provisions of law. Minnesota Statute Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company against judgments, penalties, fines including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the action, suit or proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are:

(a)            the person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(b)            the person must have acted in good faith;

(c)            no improper personal benefit was obtained by the person and, if applicable, certain statutory conflict-of interest provisions have been satisfied;

(d)            in the case of a criminal proceeding, the person had no reasonable cause to believe that the conduct was unlawful; and

(e)            the person acted in a manner he or she reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

The determination as to eligibility for indemnification is made by the members of the Company’s board of directors, or a committee thereof, who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

Article VIII of the Company’s Restated Articles of Incorporation, as amended, provides that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except:

(a)            for any breach of the director’s duty of loyalty to the Company or its shareholders;

(b)            for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)            for any dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws;

(d)            for any transaction from which the director derived an improper benefit; or

(e)            for any act or omission occurring prior to the effective date of the provision in the Company’s Restated Articles of Incorporation, as amended, limiting such liability.

Article VIII does not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. Nor does Article VIII limit the liability of directors for violations of, or relieve them from the necessity of complying with, federal securities laws.

The directors and officers of the Company are insured under a policy of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable. No securities are to be reoffered or resold pursuant to this registration statement.

Item 8. Exhibits.

Exhibit No.	Description	Form of Filing
4.1	Restated Articles of Incorporation	(1)
4.2	Amended and Restated By-Laws	(2)
4.3	Articles of Amendment of Restated Articles of Incorporation	(3)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP	Filed with this Registration Statement
23.1	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm	Filed with this Registration Statement
23.2	Consent of KPMG LLP Independent Registered Public Accounting Firm	Filed with this Registration Statement
23.3	Consent of Faegre Drinker Biddle & Reath LLP	Included in Exhibit 5.1
24.1	Power of Attorney	Filed with this Registration Statement
99.1	Non-Statutory Stock Option Agreement (Inducement Grant), between Fay West and Tennant Company, dated May 7, 2021.	Filed with this Registration Statement
99.2	Restricted Stock Agreement (Inducement Grant), between Fay West and Tennant Company, dated May 7, 2021.	Filed with this Registration Statement
99.3	Restricted Stock Unit Agreement (Performance Based Inducement Grant), between Fay West and Tennant Company, dated May 7, 2021.	Filed with this Registration Statement
99.4	Restricted Stock Unit Agreement (Inducement Grant), between Fay West and Tennant Company, dated May 7, 2021.	Filed with this Registration Statement

(1)	Incorporated by reference to Exhibit 3i to the Company’s Form 10-Q for the quarter ended June 30, 2006.

(2)	Incorporated by reference to Exhibit 3iii to the Company’s Current Report on Form 8-K dated December 14, 2010.

(3)	Incorporated by reference to Exhibit 3iii to the Company’s Form 10-Q for the quarter ended March 31, 2018.

Item 9. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on May 10, 2021.

TENNANT COMPANY

By:	/s/ Kristin A. Stokes
Kristin A. Stokes
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2021.

Signature	Title

/s/ DAVID W. HUML*	President and Chief Executive Officer
David W. Huml	(Principal Executive Officer)

/s/ FAY WEST	Senior Vice President, Chief Financial Officer
Fay West	(Principal Financial and Accounting Officer)

David W. Huml	)
Azita Arvani	)
William F. Austen	)
Carol S. Eicher	)
Maria C. Green	)	The Board of Directors*
Timothy R. Morse	)
Donal L. Mulligan	)
Steven A. Sonnenberg	)
David Windley	)

*	Kristin A. Stokes, by signing her name hereto, does hereby sign this document on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ KRISTIN A. STOKES
Kristin A. Stokes, Attorney-in-Fact